EXHIBIT 10.24

CITIZENS FINANCIAL CORPORATION
MASTER CASH BONUS PERFORMANCE PLAN

1. Purpose and Effective Date. The Plan was adopted by the Board, effective August 11, 2005, for the purpose of assisting the Corporation in attracting and retaining certain key employees who are in a position to make a significant contribution to the growth and profitability of the Corporation by providing a reward for performance and incentive for future endeavor.

2. Definitions. In this Plan, the following terms shall have the indicated meanings:

A. “Award” means, for any Participant, a document setting forth specific information regarding the Participant’s opportunity to receive a Bonus Payment under this Plan to the Participant signed in behalf of the Committee.

B. “Board” the Corporation’s Board of Directors.

C. “Bonus Payment” means an amount payable to a Participant pursuant to the terms of this Plan and the Participant’s Award.

D. “Code” means the Internal Revenue Code of 1986, as amended.

E. “Committee” means a committee of the Board consisting of at least three (3) members of the Board, duly authorized by the Board to administer the Plan, who (i) are not eligible to participate in the Plan, and (ii) are “outside directors” (within the meaning of Code Section 162(m).

F. “Corporation” means Citizens Financial Corporation, with its principal place of business at Suite 300, The Marketplace, 12910 Shelbyville Road, Louisville, Kentucky 40253-6149.

G. “Participant” means any executive officer or key employee of the Corporation who, as determined by the Committee in its sole discretion, is in a position to make a significant contribution to the growth and profitability of the Corporation.

H. “Plan” means the Citizens Financial Corporation Master Cash Bonus Performance Plan, as set forth herein and as amended from time to time.

I. “Year” means, for any Participant, a period of 12 months beginning and ending on the dates set forth in the related Award.

3. Eligibility. Each executive officer and key employee of the Corporation who is recommended by the Chief Executive Officer, selected by the Committee and approved by the Board is eligible to participate in the Plan and receive an Award pursuant to the terms and conditions set forth herein. Members of the Board are eligible to receive Awards under the Plan but any member who does shall not participate in the

Committee’s administration of the Plan nor the Committee’s selection or the Board’s approval of the Participants to whom Awards will be made or the formulae for such Awards.

4. Plan Administration.

A. Committee Administration. The Plan shall be administered by the Committee. The Committee shall select the Participants and the award formulae and otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan and any agreement or other document relating to any Bonus Payment under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or that are incidental or ancillary thereto that it considers appropriate and in the Corporation’s best interest. The interpretation of any provision of the Plan by the Committee shall be final, conclusive and binding upon all persons, and the officers of the Corporation shall place into effect and shall cause the Corporation to perform its obligations under the Plan in accordance with the Committee’s determinations. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority (but not fewer than two) of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

B. Authority to Change Terms and Conditions of Awards. Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitation of the Plan and any Award, the Committee shall have the authority to accelerate a Bonus Payment and to waive restrictive conditions for a Bonus Payment (including forfeiture conditions but not award formulae), in such circumstances as the Committee deems appropriate.

5. Awards. The Committee shall prepare an Award for each Participant and shall deliver a copy of such Award signed in behalf of the Committee to the Participant.

6. Determination of Bonus Payment.

A. Basis for Determination. The Bonus Payment for each Participant shall be determined by the Committee in accordance with the terms and conditions of the Participant’s Award and financial information acceptable to the Committee.

B. Maximum Annual Bonus Payment. No Participant may receive a Bonus Payment with respect to any Year in excess of any maximum amount set forth for such Year in his or her Award.

C. Employment Termination. Subject to the terms of a Participant’s Award, the Committee shall have sole discretion to determine whether a prorated Bonus Payment may be paid to a Participant whose employment with the Corporation terminates during a Year for which the Participant eligible for a Bonus Payment.

7. Payment of Bonus Payments.

A. Time and Method of Payment. Distribution of a Bonus Payment shall be made to a Participant in a single sum cash payment as soon as administratively practicable after the end of the Year (or lesser period) to which the Bonus Payment relates and in any event not later than two and one-half months after the end of such Year (or lesser period).

B. Withholding. The Corporation shall have the right to withhold from any Bonus Payment any taxes required by law to be withheld with respect to such payments.

C. Offsets. As a condition to eligibility for a Bonus Payment, each Participant consents to the deduction from the Bonus Payment of any amounts owed by the Participant to the Corporation to the extent permitted by applicable law.

D. $1,000,000 Compensation Limit. Notwithstanding any other provision of this Plan or any Award, no Bonus Payment shall be paid to a Participant to the extent the payment would cause the Participant to have compensation from the Corporation and its affiliated companies for any year in excess of $1,000,000 and which is nondeductible by the Corporation and its affiliated companies pursuant to Code Section 162(m). Any Bonus Payment, or portion thereof, not payable because of this limitation shall be paid to the Participant in the first subsequent year in which the payment would not cause the loss of the Corporation’s or its affiliated companies’ compensation tax deduction.

8. Plan Amendment and Termination. Although it is the present intention of the Corporation to continue the Plan in effect for an indefinite period of time, the Corporation reserves the right, by resolution of the Board, to amend or terminate the Plan at any time, in its sole discretion, provided that no such action shall adversely affect any Bonus Payment for the Year in which such resolution is adopted.

9. Notices. Notice required or permitted to be given by the Corporation to a Participant pursuant to the Plan shall be considered given when personally delivered or deposited in the United States mail, registered or certified, postage prepaid, addressed to the Participant, at the last address shown for the Participant on the Corporation’s records or subsequently provided in writing to the Corporation.

10. Nonassignability. Except as otherwise provided in Section 7, no Bonus Payment shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge before actual receipt by the Participant or the payee. Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge before receipt shall be void.

11. No Rights to Continued Employment. Nothing contained herein or in any Award confers upon any Participant the right to be retained in the service of the

Corporation nor limits the right of the Corporation to discharge or otherwise deal with a Participant without regard to the existence of the Plan.
12. Unfunded Plan. The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Corporation for payment of any Bonus Payment. No Participant or any other person shall have any interest in any particular assets of the Corporation by reason of the right to receive a Bonus Payment under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Corporation.

13. Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the remaining provisions of the Plan and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan.

14. Governing Law. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky.

15. Jurisdiction. As a condition to eligibility to receive a Bonus Payment, each Participant irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Plan, any document or instrument delivered pursuant to or in connection with this Plan, or any breach of this Plan or any such document or instrument.

THIS CERTIFIES that the Corporation has adopted this Plan effective as of the date specified above.

CITIZENS FINANCIAL CORPORATION

By:	/s/ Darrell R. Wells
Darrell R. Wells
Chairman, Board of Directors